NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com

FOR IMMEDIATE RELEASE

NorthWestern Reports Second Quarter 2022 Financial Results

Company reports GAAP diluted earnings per share of $0.54 for the quarter, affirms 2022 earnings guidance, remains on track for 2022 capital plan and announces a $0.63 per share quarterly dividend payable September 30, 2022

BUTTE, MT / SIOUX FALLS, SD - July 27, 2022 - NorthWestern Corporation d/b/a NorthWestern Energy (Nasdaq: NWE) reported financial results for the three months ended June 30, 2022. Net income for the period was $29.8 million, or $0.54 per diluted share, as compared with net income of $37.2 million, or $0.72 per diluted share, for the same period in 2021. The decrease in net income was primarily due to a less favorable electric Qualifying Facility (QF) liability adjustment as compared to the prior period, higher operating and maintenance costs, higher administrative and general costs, recognition in the prior period of deferred transmission revenues, and higher depreciation and depletion, partly offset by higher electric and natural gas retail volumes due to favorable weather and customer growth. Earnings per share was additionally impacted by higher outstanding share count in the current period.

After adjusting for non-GAAP items, non-GAAP net income for the three months ended June 30, 2022 was $30.1 million, or $0.54 per diluted share, as compared with non-GAAP net income of $29.2 million, or $0.56 per diluted share, for the same period in 2021. See the sections "Significant Items Not Contemplated in Guidance" and "Non-GAAP Financial Measures" for additional detail and disclosures.

“Earnings for the second quarter were again in line with expectations allowing us to affirm our guidance for the year, said Bob Rowe, Chief Executive Officer. “Operationally, the 58 megawatt Bob Glanzer Generating Station in Huron, South Dakota was brought online, under budget, in May. This $83 million capacity project is already proving to be of significant value to our customers and the Southwest Power Pool – economically dispatching more frequently than anticipated at times of critical need. In both Montana and South Dakota, employees responded to extreme weather – Derecho winds in South Dakota and flooding following exceptional late season snow in Montana. I am deeply proud of our employees who worked around the clock to restore power to our communities, to keep our customers safe and warm, and they accomplished their work safely and professionally.”

Additional information regarding this release can be found in the earnings presentation found at
https://www.northwesternenergy.com/about-us/investors/financials/earnings

NorthWestern Reports Second Quarter 2022 Financial Results
July 27, 2022

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share amounts)	2022	2021	2022	2021
Revenues	$323.0	$298.2	$717.4	$699.0
Fuel, purchased supply and direct transmission expense(1)	95.0	67.9	230.1	212.5
Utility Margin (2)	228.0	230.3	487.3	486.5

Operating and maintenance	53.3	51.5	106.1	103.3
Administrative and general	27.2	25.6	58.9	54.7
Property and other taxes	46.9	47.3	93.7	94.8
Depreciation and depletion	48.2	46.8	97.1	93.8
Total Operating Expenses (3)	175.6	171.2	355.8	346.6
Operating income	52.4	59.1	131.5	139.9
Interest expense, net	(24.0)	(23.5)	(47.7)	(47.0)
Other income, net	2.9	3.0	7.6	8.6
Income before income taxes	31.2	38.6	91.4	101.7
Income tax expense	(1.4)	(1.4)	(2.5)	(1.3)
Net Income	29.8	37.2	88.9	100.4
Basic Shares Outstanding	54.272	50.989	54,185	50,811
Earnings per Share - Basic	$0.55	$0.72	$1.64	$1.97
Diluted Shares Outstanding	55.141	51.121	54,981	50,943
Earnings per Share - Diluted	$0.54	$0.72	$1.62	$1.96

Dividends Declared per Common Share	$0.63	$0.62	$1.26	$1.24
(1) Exclusive of depreciation and depletion expense.
(2) Utility Margin is a Non-GAAP financial measure.
     See “Non-GAAP Financial Measure” and "Reconciliation of gross margin to utility margin" sections below.
(3) Excluding fuel, purchased supply and direct transmission expense.

	Three Months Ended June 30,		Six Months Ended June 30,
Reconciliation of gross margin to utility margin:	2022	2021	2022	2021
Operating Revenues	$323.0	$298.2	$717.4	$699.0
Less: Fuel, purchased supply and direct transmission expense (exclusive of depreciation and depletion shown separately below)	95.0	67.9	230.1	212.5
Less: Operating and maintenance	53.3	51.5	106.1	103.3
Less: Property and other taxes	46.9	47.3	93.8	94.8
Less: Depreciation and depletion	48.2	46.8	97.1	93.8
Gross Margin	79.6	84.7	190.3	194.6
Operating and maintenance	53.3	51.5	106.1	103.3
Property and other taxes	46.9	47.3	93.8	94.8
Depreciation and depletion	48.2	46.8	97.1	93.8
Utility Margin(1)	$228.0	$230.3	$487.3	$486.5
(1) Utility Margin is a Non-GAAP financial measure. See “Non-GAAP Financial Measure” section below.

NorthWestern Reports Second Quarter 2022 Financial Results
July 27, 2022

Overview

NorthWestern Corporation, doing business as NorthWestern Energy, provides electricity and/or natural gas to approximately 753,600 customers in Montana, South Dakota, Nebraska and Yellowstone National Park.

We are working to deliver safe, reliable and innovative energy solutions that create value for customers, communities, employees and investors. This includes bridging our history as a regulated utility safely providing low-cost and reliable service with our future as a globally-aware company offering a broader array of services performed by highly-adaptable and skilled employees. We seek to deliver value to our customers by providing high reliability and customer service, and an environmentally sustainable generation mix at an affordable price. The energy landscape is changing and we are committed to meeting the changing demands of our customers through continued investment to enhance reliability, security and safety, grid modernization, and integration of even more renewables and energy storage, while meeting our growing demand for capacity. We are focused on delivering long-term shareholder value through:

•Infrastructure investment focused on a stronger and smarter grid to improve the customer experience, while enhancing grid reliability and safety. This includes automation in customer meters, distribution and substations that enables the use of proven new technologies.

•Investing in and integrating supply resources that balance reliability, cost, capacity, and sustainability considerations with more predictable long-term commodity prices.

•Continually improving our operating efficiency. Financial discipline is essential to earning our authorized return on invested capital and maintaining a strong balance sheet, stable cash flows, and quality credit ratings to continue to attract cost-effective capital for future investment.

We expect to pursue these investment opportunities and manage our business in a manner that allows us to be flexible in adjusting to changing economic conditions by adjusting the timing and scale of the projects.

We are committed to providing customers with reliable and affordable electric and natural gas service while also being good stewards of the environment. Towards this end, we recently expanded and outlined our efforts towards a carbon-free future through our goal to achieve net zero carbon emissions by 2050.

Significant Trends and Regulation

Electric Resource Planning - Montana

Yellowstone County 175 MW plant - Construction at the site began in April 2022 with a current schedule that is expected to allow the plant to serve our Montana customers during the 2023-2024 winter season.

On October 21, 2021, the Montana Environmental Information Center and the Sierra Club filed a lawsuit in Montana State Court, against the Montana Department of Environmental Quality (MDEQ) and us, alleging that the environmental analysis conducted prior to issuance of the Yellowstone County project's air quality permit was unlawful. The Montana District Court judge held oral argument on June 20, 2022. We expect a decision during the third quarter of 2022. An adverse decision could delay the project if the Court were to vacate the air quality permit.

NorthWestern Reports Second Quarter 2022 Financial Results
July 27, 2022

Beartooth Battery 50 MW project - On December 21, 2021, we filed an application with the Montana Public Service Commission (MPSC) for preapproval of the Beartooth Battery agreement as a new capacity resource. This agreement is contingent upon MPSC approval of our application. The Montana District Court recently ruled that the Montana preapproval statute (that serves as the basis for our Beartooth Battery agreement application) is unconstitutional. The MPSC suspended the procedural deadlines in the Beartooth Battery docket and will be ruling on pending motions, including a motion to hold the docket in abeyance pending the outcome of our appeal of the Montana District Court decision and a separate motion to dismiss the docket.

Future Integrated Resource Planning - To comply with statutory resource planning requirements, we expect to submit an integrated resource plan to the MPSC by the end of 2022, followed by an all-source competitive solicitation request for capacity available in 2026. Due to the significant impact of our ownership in Colstrip Unit 4 to the capacity available in our portfolio, the outcome in the arbitration amongst the co-owners may affect this plan.

Electric Resource Supply - South Dakota

Our new Bob Glanzer Generating Station was operational as of May 27, 2022. The 58 MW natural gas plant is located in Huron, South Dakota. Construction was completed under budget at a total cost of approximately $83.1 million.

Our electric supply resource plans for South Dakota continue to identify portfolio requirements including potential investments resulting from a completed competitive solicitation process. We expect to file an updated integrated resource plan in the second half of 2022.

Regulatory Update

Rate Review Filings – Rate reviews are necessary to recover the cost of providing safe, reliable service, while contributing to earnings growth and achieving our financial objectives. We regularly review the need for electric and natural gas rate relief in each state in which we provide service. We anticipate making a Montana electric and natural gas regulatory rate review filing (2021 test year) in August 2022.

Montana Power Cost and Credit Adjustment Mechanism (PCCAM) - The current Montana PCCAM base rate (PCCAM Base), approved in 2019, no longer reflects an accurate current forecast of our normal fuel and power costs. As of June 30, 2022, we have under collected our Montana electric supply costs for the current July 2021 through June 2022 PCCAM year by approximately $56.9 million. Under the PCCAM, under and over collections of non-qualifying facility related net costs are allocated 90% to Montana customers and 10% to shareholders. The deferred costs allocated to Montana customers are not reflected in customer bills and recovered until the subsequent power cost adjustment year, adversely affecting our cash flows and liquidity. We expect to address an adjustment to the PCCAM Base in our upcoming 2022 Montana electric rate review filing.

For the three and six months ended June 30, 2022, electric supply costs exceeded the PCCAM Base revenues by approximately $8.3 million and $16.2 million, respectively. As a result, during the three and six months ended June 30, 2022, we deferred $7.5 million and $14.6 million of costs, respectively, to be collected from customers (90% of the costs above base) and recorded a reduction in pre-tax earnings of $0.8 million and $1.6 million, respectively (10% of the variance). For the three and six months ended June 30, 2021, electric supply costs exceeded the PCCAM Base revenues by approximately $5.2 million and $13.5 million, respectively. As a result, during the three and six months ended June 30,

NorthWestern Reports Second Quarter 2022 Financial Results
July 27, 2022

2021, we deferred $4.7 million and $12.2 million, respectively, of costs for future collection from customers and recorded a reduction in pre-tax earnings of $0.5 million and $1.3 million, respectively.

Montana Fixed Cost Recovery Mechanism (FCRM) - On April 15, 2022, we requested that the MPSC continue to defer implementation of the existing FCRM pilot program currently set for July 1, 2022. The MPSC granted our request on June 9, 2022, including our intention to redesign the decoupling mechanism in our upcoming 2022 Montana electric rate review filing.

Holding Company Filings - On June 1, 2022, we filed a legal corporate restructuring application (Restructuring Plan) with the state commissions in Montana, South Dakota and Nebraska and the Federal Energy (FERC) Regulatory Commission. Currently, our utility businesses are held in the same legal entity. Under the proposed Restructuring Plan, we would legally separate our Montana public utility business from our South Dakota and Nebraska public utility business and establish a holding company to hold the ownership interests of all of the subsidiaries. The purpose of the reorganization is to integrate our organizational structure to be more transparent and in line with the public utility industry.

The Restructuring Plan does not propose and we do not expect any procedural or substantive change in how the state public utility commissions regulate those services. Implementation of the Restructuring Plan is subject to receipt of all regulatory approvals. On July 26, 2022, the Nebraska Public Service Commission approved our Restructuring Plan application.

Montana Community Renewable Energy Projects (CREPs) - We have been involved in litigation associated with our past progress towards meeting obligations to acquire renewable energy projects, as mandated by the recently repealed Montana CREP requirement. Although we had been granted waivers by the MPSC and the CREP requirement was subsequently repealed by the Montana legislature, on May 9, 2022, the Montana District Court imposed a $2.5 million penalty against us, payable to the Universal Low Income Assistance Fund in Montana, in connection with the petition filed by the Montana Environmental Information Center challenging the MPSC's decision granting our waiver requests from CREP compliance in 2015 and 2016. The expense associated with this penalty has been accrued for within our second quarter 2022 results. We intend to file an appeal with the Montana Supreme Court.

Supply Chain and Inflation Challenges

We place significant reliance on our third-party business partners to supply materials, equipment and labor necessary for us to operate our utility and reliably serve current customers and future customers. As a result of current macroeconomic conditions, both nationally and globally, we have recently experienced issues with our supply chain for materials and components used in our operations and capital project construction activities. Issues include higher prices, scarcities/shortages, longer fulfillment times for orders from our suppliers, workforce availability, and wage increases. Should these conditions continue, we could have difficulty completing the operations activities necessary to serve our customers safely and reliably, and/or achieving our capital investment program, which ultimately could result in higher customer utility rates, longer outages, and could have a material adverse impact on our business, financial condition and operations.

During the third quarter of 2021, we decided to discontinue our plans to build a 30-40 MW electric generation plant near Aberdeen, South Dakota as a result of significant increases in estimated construction cost as a result of global supply chain challenges. Also, as we developed our forecast of capital expenditures, we estimate that these supply chain and inflation challenges increased our forecasted 2022 capital spend by approximately 2 percent. Further challenges with product and services availability and price inflation could increase this impact on our capital spend forecasts or could cause us to experience delays.

NorthWestern Reports Second Quarter 2022 Financial Results
July 27, 2022

Fire Mitigation

With changing weather conditions which include more significant wind events, drought conditions, and warmer air temperatures, we do not consider the fire season specific to a time of year, but rather a condition that may exist at any time of year. Each year’s weather conditions impact these situations differently: early season rains encourage plant growth which fuels fires later in the growing season, and winters with little snow leave dry plant material available for late season fires. The threat is not only in forested areas, where insect infestations and resulting tree death has been severe, but across the entire system including rural areas where grassland fires could be ignited, along with urban areas where extreme weather conditions pose a great risk to heavily populated areas.

Recognizing the risk of significant wildfires in Montana, we continue to proactively seek to mitigate wildfire risk. We have developed an Enhanced Fire Mitigation Plan addressing five key areas: situational awareness, operational practices, system preparedness, vegetation management, and public communications and outreach. This plan builds upon several key initiatives that were initiated and executed over the past decade including nearly $80 million spent on vegetation management and hazard tree removal programs and our growing annual investment to harden our transmission and distribution system infrastructure. Because of ever-increasing wildfire risk, our plan includes greater focus on situational awareness to monitor changing environmental conditions, operational practices that are more reactive to changing conditions, increased frequency of patrol and repairs, and more robust system hardening programs that target higher risk segments in our transmission and distribution systems. We expect to include a request for expected costs associated with the mitigation plan in our 2022 Montana electric rate review.

NorthWestern Reports Second Quarter 2022 Financial Results
July 27, 2022

Reconciliation of Primary Changes from 2021 to 2022

	Three Months Ended June 30, 2022 vs. 2021
	Pre-tax Income	Income Tax (Expense) Benefit	Net Income (1)	Diluted Earnings Per Share
	(in millions)
Second Quarter 2021	$38.6	$(1.4)	$37.2	$0.72
Items increasing (decreasing) net income:
Higher electric and natural gas volumes	6.7	(1.7)	5.0	0.10
Electric QF liability adjustment	(4.1)	1.0	(3.1)	(0.06)
Lower transmission revenue due to the prior year recognition of $4.7 million of deferred interim revenues, offset in part by higher transmission demand due to market conditions and pricing	(3.9)	1.0	(2.9)	(0.06)
CREP penalty	(2.5)	—	(2.5)	(0.04)
Higher operating costs impacting net income	(1.4)	0.4	(1.0)	(0.02)
Higher depreciation and depletion	(1.4)	0.4	(1.0)	(0.02)
Higher non-recoverable Montana electric supply costs	(0.3)	0.1	(0.2)	—
Other	(0.5)	(1.2)	(1.7)	(0.04)
Dilution from higher share count	$—	$—	$—	$(0.04)
Second Quarter 2022	$31.2	$(1.4)	$29.8	$0.54
Change			$(7.4)	$(0.18)
(1) Income Tax Benefit (Expense) calculation on reconciling items assumes blended federal plus state effective tax rate of 25.3%.

Consolidated Financial Results

Revenues
Consolidated operating revenues for the three months ended June 30, 2022 were $323.0 million as compared with $298.2 million for the same period in 2021.

Gross Margin
Consolidated gross margin for the three months ended June 30, 2022 was $79.6 million compared with $84.7 million for the same period in 2021, a decrease of $5.1 million, or 6.0 percent. This decrease was primarily due to a less favorable electric QF liability adjustment as compared to the prior period, recognition in the prior period of deferred transmission revenues, and higher depreciation and depletion costs, partly offset by higher electric and natural gas retail volumes due to favorable weather and customer growth.

Utility Margin1
Consolidated utility margin for the three months ended June 30, 2022 was $228.0 million as compared with $230.3 million for the same period in 2021, a decrease of $2.3 million, or 1.0 percent.

1 Utility Margin is a Non-GAAP financial measure.

NorthWestern Reports Second Quarter 2022 Financial Results
July 27, 2022

Utility Margin 2022 vs. 2021
Utility Margin Items Impacting Net Income
Electric QF liability adjustment	$(4.1)
Lower transmission revenue due to the prior year recognition of $4.7 million of deferred interim revenues, offset in part by higher transmission demand due to market conditions and pricing	(3.9)
Higher non-recoverable Montana electric supply costs	(0.3)
Reduction of rates from the step down of our Montana gas production assets	(0.2)
Higher natural gas retail volumes	3.9
Higher electric retail volumes	2.8
Other	(0.2)
Change in Utility Margin Items Impacting Net Income	(2.0)
Utility Margin Items Offset Within Net Income
Lower revenue from higher production tax credits, offset in income tax expense	(0.7)
Lower property taxes recovered in revenue, offset in property tax expense	(0.4)
Higher gas production taxes recovered in revenue, offset in property and other taxes	0.3
Higher operating expenses recovered in revenue, offset in operating and maintenance expense	0.5
Change in Utility Margin Items Offset Within Net Income	(0.3)
Decrease in Consolidated Utility Margin(1)	$(2.3)
(1) Utility Margin is a Non-GAAP financial measure. See reconciliation of Gross Margin to Utility Margin above and Non-GAAP Financial Measure section below.

Higher electric retail volumes were driven by increased residential and commercial demand and customer growth, partly offset by cooler spring weather. Higher natural gas retail volumes were driven by colder spring weather in all jurisdictions and customer growth.

The less favorable adjustment to our electric QF liability (unrecoverable costs associated with contracts covered by the Public Utility Regulatory Policies Act of 1978 (PURPA) as part of a 2002 stipulation with the MPSC and other parties) reflects a $5.1 million gain in 2022, as compared with a $9.2 million gain for the same period in 2021, due to the combination of:

•A $1.8 million favorable reduction in costs for the current contract year to record the annual adjustment for actual output and pricing as compared with a $2.6 million favorable reduction in costs in the prior period;
•A favorable adjustment, decreasing the QF liability by $3.3 million, reflecting annual actual contract price escalation for the 2023-2024 contract year, which was less than previously estimated, partly offset by an increase in estimated contract prices for the 2023-2024 contract year, which is the last year of the contract that contains variable pricing terms. This is compared to an unfavorable adjustment of $2.1 million in the prior year due to higher actual price escalation; and
•A favorable adjustment in the prior year, decreasing the QF liability by approximately $8.7 million, associated with a one-time clarification in contract term.

NorthWestern Reports Second Quarter 2022 Financial Results
July 27, 2022

Operating, General and Administrative Expenses

	Three Months Ended June 30,
	2022	2021	Change
	(dollars in millions)
Operating Expenses
Operating and maintenance	$53.3	$51.5	$1.8	3.5%
Administrative and general	27.2	25.6	1.6	6.3
Property and other taxes	46.9	47.3	(0.4)	(0.8)
Depreciation and depletion	48.2	46.8	1.4	3.0
Total Operating Expenses (1)	$175.6	$171.2	$4.4	2.6%
(1) Excluding fuel, purchased supply and direct transmission expense.

Consolidated operating expenses, excluding fuel, purchased supply and direct transmission expense, were $175.6 million for the three months ended June 30, 2022, as compared with $171.2 million for the three months ended June 30, 2021. Primary components of the change include the following (in millions):

Operating Expenses
2022 vs. 2021
Operating Expenses Impacting Net Income
Higher insurance expense	$1.6
Higher depreciation expense due to plant additions	1.4
Higher technology implementation and maintenance expenses	0.5
Increase in uncollectible accounts due to the prior year collection of previously written off balances	0.4
Decrease in expenses at our generation facilities	(0.4)
Lower property tax expenses due to a decrease in estimated state and local taxes	(0.4)
Lower labor and benefits(1)	(0.1)
Other	(0.2)
Change in Items Impacting Net Income	2.8

Operating Expenses Offset Within Net Income
Pension and other postretirement benefits, offset in other income	1.3
Higher operating and maintenance expenses recovered in trackers, offset in revenue	0.5
Higher non-employee directors deferred compensation recorded within administrative and general expense, offset in other income	0.2
Lower property and other taxes recovered in trackers, offset in revenue	(0.4)
Change in Items Offset Within Net Income	1.6
Increase in Operating Expenses (2)	$4.4
(1) In order to present the total change in labor and benefits, we have included the change in the non-service cost component of our pension and other postretirement benefits, which is recorded within other income on our Condensed Consolidated Statements of Income. This change is offset within this table as it does not affect our operating expenses.

(2) Excluding fuel, purchased supply and direct transmission expense.

We estimate property taxes throughout each year, and update those estimates based on valuation reports received from the Montana Department of Revenue. Under Montana law, we are allowed to

NorthWestern Reports Second Quarter 2022 Financial Results
July 27, 2022

track the increases and decreases in the actual level of state and local taxes and fees and adjust our rates to recover the increase or decrease between rate cases less the amount allocated to FERC-jurisdictional customers and net of the associated income tax benefit.

Operating Income
Consolidated operating income for the three months ended June 30, 2022 was $52.3 million as compared with $59.0 million in the same period in 2021. This decrease was primarily driven by lower utility margin, higher operating and maintenance costs, higher administrative and general costs and higher depreciation and depletion, partly offset by higher electric and natural gas retail volumes.

Interest Expense
Consolidated interest expense for the three months ended June 30, 2022 was $24.0 million as compared with $23.5 million in the same period in 2021. This increase was primarily due to higher interest on borrowings under our revolving credit facilities partly offset by higher capitalization of allowance for funds used during construction (AFUDC).

Other Income
Consolidated other income was $2.9 million for the three months ended June 30, 2022 as compared to other income of $3.0 million during the same period in 2021. This includes the $2.5 million CREP penalty, which relates to litigation we have been involved in associated with our past progress towards meeting obligations to acquire renewable energy projects, as mandated by the recently repealed Montana CREP requirement. This is partly offset by a decrease in the non-service cost component of pension expense of $1.3 million and higher capitalization of AFUDC.

Income Tax
Consolidated income tax expense for the three months ended June 30, 2022 and 2021 was $1.4 million. Our effective tax rate for the three months ended June 30, 2022 was 4.6% as compared with 3.4% for the same period in 2021. We expect our effective tax rate to range between 0% to 3% in 2022.

The following table summarizes the differences between our effective tax rate and the federal statutory rate (in millions):

	Three Months Ended June 30,
	2022		2021
Income Before Income Taxes	$31.2		$38.6

Income tax calculated at federal statutory rate	6.6	21.0%	8.1	21.0%

Permanent or flow-through adjustments:
State income tax, net of federal provisions	0.4	1.4	0.2	0.6
Flow-through repairs deductions	(3.3)	(10.6)	(4.2)	(11.0)
Production tax credits	(2.6)	(8.2)	(2.3)	(5.9)
Amortization of excess deferred income tax	(0.2)	(0.5)	(0.1)	(0.4)
Plant and depreciation of flow-through items	0.4	1.3	(0.2)	(0.5)
Other, net	0.1	0.2	(0.1)	(0.4)
	(5.2)	(16.4)	(6.7)	(17.6)

Income tax expense	$1.4	4.6%	$1.4	3.4%

We compute income tax expense for each quarter based on the estimated annual effective tax rate for the year, adjusted for certain discrete items. Our effective tax rate typically differs from the federal

NorthWestern Reports Second Quarter 2022 Financial Results
July 27, 2022

statutory tax rate primarily due to the regulatory impact of flowing through federal and state tax benefits of repairs deductions, state tax benefit of accelerated tax depreciation deductions (including bonus depreciation when applicable) and production tax credits.

Net Income
Consolidated net income for the three months ended June 30, 2022 was $29.8 million as compared with $37.2 million for the same period in 2021. This decrease was primarily due to a less favorable electric QF liability adjustment as compared to the prior period, higher operating and maintenance costs, higher administrative and general costs, recognition in the prior period of deferred transmission revenues, and higher depreciation and depletion, partly offset by higher electric and natural gas retail volumes due to favorable weather and customer growth.

Liquidity and Capital Resources
As of June 30, 2022, our total net liquidity was approximately $106.1 million, including $8.1 million of cash and $98.0 million of revolving credit facility availability with no letters of credit outstanding. In addition, our liquidity was further enhanced by the forward equity sale agreements, which could have been physically settled with common shares in exchange for cash of approximately $178.6 million. This compares to total net liquidity one year ago at June 30, 2021 of $145.9 million.

Dividend Declared
NorthWestern's Board of Directors declared a quarterly common stock dividend of $0.63 per share payable September 30, 2022 to common shareholders of record as of September 15, 2022.

2022 Earnings Guidance and Capital Plan Affirmed
NorthWestern affirms its previously announced 2022 earnings guidance range of $3.20 - $3.40 per diluted share based upon, but not limited to, the following major assumptions and expectations:

• Normal weather in our electric and natural gas service territories;
• A consolidated income tax rate of approximately 0% to 3% of pre-tax income; and
• Diluted shares outstanding of approximately 55.6 million to 56.2 million.

NorthWestern also remains on track with its $582 million capital plan for 2022. Continued investment to serve our customers and communities is expected to provide annualized 4% - 5% growth in rate base and a targeted long-term earnings per share growth rate of 3% - 6%.

NorthWestern Reports Second Quarter 2022 Financial Results
July 27, 2022

Significant Items Not Contemplated in Guidance
A reconciliation of items not factored into our non-GAAP diluted earnings per share guidance of $3.20 - $3.40 for 2022 and final non-GAAP diluted earnings per share of $3.51 for 2021 are summarized below. The amount below represents a non-GAAP measure that may provide users of this data with additional meaningful information regarding the impact of certain items on our expected earnings. More information on this measure can be found in the "Non-GAAP Financial Measures" section below.

(in millions, except EPS)

Three Months Ended June 30, 2022
	Pre-tax Income	Net(1) Income	Diluted EPS
2022 Reported GAAP	$31.2	$29.8	$0.54

Non-GAAP Adjustments:
Remove impact of favorable weather as compared to normal	(3.0)	(2.2)	(0.04)
Remove impact of CREP Penalty (Non-deductible for income taxes)	2.5	2.5	0.04

2022 Adj. Non-GAAP	$30.7	$30.1	$0.54

Three Months Ended June 30, 2021
	Pre-tax Income	Net(1) Income	Diluted EPS
2021 Reported GAAP	$38.6	$37.2	$0.72

Non-GAAP Adjustments:
Remove impact of favorable weather as compared to normal	(2.0)	(1.5)	(0.03)
Remove Impact of QF Liability - adjustment associated with one-time clarification of contract term	(8.7)	(6.5)	(0.13)

2021 Adj. Non-GAAP	$27.9	$29.2	$0.56

(1) Income Tax Benefit (Expense) calculation on reconciling items assumes blended federal plus state effective tax rate of 25.3%.

NorthWestern Reports Second Quarter 2022 Financial Results
July 27, 2022

(in millions, except EPS)

				EPS Range to Meet Guidance
Six Months Ended June 30, 2022				Q3 - Q4			Estimated 2022 Full Year
	Pre-tax Income	Net(1) Income	Diluted EPS	Low		High	Low		High
2022 Reported GAAP	$91.4	$88.9	$1.62	$1.57	to	$1.77	$3.19	to	$3.39

Non-GAAP Adjustments:
Remove impact of favorable weather as compared to normal	(2.4)	(1.8)	(0.03)	?	—	?	(0.03)	—	(0.03)
CREP Penalty (Non-deductible for income taxes)	2.5	2.5	0.04				0.04	—	0.04

2022 Adj. Non-GAAP	$91.5	$89.6	$1.63	$1.57	to	$1.77	$3.20	to	$3.40

				Actual
Six Months Ended June 30, 2021				Q3 - Q4			2021 Full Year
	Pre-tax Income	Net(1) Income	Diluted EPS	Pre-tax Income	Net(1) Income	Diluted EPS	Pre-tax Income	Net(1) Income	Diluted EPS
2021 Reported GAAP	$101.7	$100.3	$1.96	$88.5	$86.5	$1.64	$190.2	$186.8	$3.60

Non-GAAP Adjustments:
Remove impact of favorable weather as compared to normal	(0.7)	(0.5)	(0.01)	1.8	1.3	0.02	1.1	0.8	0.01
QF Liability - adjustment associated with one-time clarification of contract term	(8.7)	(6.5)	(0.13)	1.8	1.3	0.03	(6.9)	(5.2)	(0.10)

2021 Adj. Non-GAAP	$92.3	$93.3	$1.82	$92.1	$89.1	$1.69	$184.4	$182.4	$3.51

(1) Income Tax Benefit (Expense) calculation on reconciling items assumes blended federal plus state effective tax rate of 25.3%.

Company Hosting Investor Conference Call and Annual Stockholders Meeting

NorthWestern will host an investor conference call and webcast on Thursday, July 28, 2022, at 3:30 p.m. Eastern time to review its financial results for the second quarter 2022.

To register for the webinar, please visit www.northwesternenergy.com/earnings-registration. Please go to the site at least 15 minutes in advance of the webinar to register. An archived webcast will be available shortly after the event and remain active for one year.

NorthWestern Reports Second Quarter 2022 Financial Results
July 27, 2022

Non-GAAP Financial Measures

This press release includes financial information prepared in accordance with GAAP, as well as other financial measures, such as Utility Margin, Adjusted Non-GAAP pretax income, Adjusted Non-GAAP net income and Adjusted Non-GAAP Diluted EPS that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company’s financial performance, financial position or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.

We define Utility Margin as Operating Revenues less fuel, purchased supply and direct transmission expense (exclusive of depreciation and depletion) as presented in our Condensed Consolidated Statements of Income. This measure differs from the GAAP definition of Gross Margin due to the exclusion of Operating and maintenance, Property and other taxes, and Depreciation and depletion expenses, which are presented separately in our Condensed Consolidated Statements of Income. A reconciliation of Utility Margin to Gross Margin, the most directly comparable GAAP measure, is included above.

Management believes that Utility Margin provides a useful measure for investors and other financial statement users to analyze our financial performance in that it excludes the effect on total revenues caused by volatility in energy costs and associated regulatory mechanisms. This information is intended to enhance an investor's overall understanding of results. Under our various state regulatory mechanisms, our supply costs are generally collected from customers. In addition, Utility Margin is used by us to determine whether we are collecting the appropriate amount of energy costs from customers to allow recovery of operating costs, as well as to analyze how changes in loads (due to weather, economic or other conditions), rates and other factors impact our results of operations. Our Utility Margin measure may not be comparable to that of other companies' presentations or more useful than the GAAP information provided elsewhere in this report.

Management also believes the presentation of Adjusted Non-GAAP pre-tax income, Adjusted Non-GAAP net income and Adjusted Non-GAAP Diluted EPS is more representative of normal earnings than GAAP pre-tax income, net income and EPS due to the exclusion (or inclusion) of certain impacts that are not reflective of ongoing earnings. The presentation of these non-GAAP measures is intended to supplement investors' understanding of our financial performance and not to replace other GAAP measures as an indicator of actual operating performance. Our measures may not be comparable to other companies' similarly titled measures.

Special Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, the information under "Significant Items Not Contemplated in Earnings." Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. We caution that while we make such statements in good faith and believe such statements are based on reasonable assumptions, including without limitation, management's examination of historical operating trends, data contained in records and other data available from third parties, we cannot assure you that we will achieve our projections. Factors that may cause such differences include, but are not limited to:

•adverse determinations by regulators, as well as potential adverse federal, state, or local legislation or regulation, including costs of compliance with existing and future environmental

NorthWestern Reports Second Quarter 2022 Financial Results
July 27, 2022

requirements, could have a material effect on our liquidity, results of operations and financial condition;
•the impact of extraordinary external events and natural disasters, such as the COVID-19 pandemic, geopolitical events, earthquake, flood, drought, lightning, weather, wind, and fire, could have a material effect on our liquidity, results of operations and financial condition;
•acts of terrorism, cybersecurity attacks, data security breaches, or other malicious acts that cause damage to our generation, transmission, or distribution facilities, information technology systems, or result in the release of confidential customer, employee, or Company information;
•supply chain constraints, recent high levels of inflation for product, services and labor costs, and their impact on capital expenditures, operating activities, and/or our ability to safely and reliably serve our customers;
•changes in availability of trade credit, creditworthiness of counterparties, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which could adversely affect our liquidity and results of operations;
•unscheduled generation outages or forced reductions in output, maintenance or repairs, which may reduce revenues and increase operating costs or may require additional capital expenditures or other increased operating costs; and
•adverse changes in general economic and competitive conditions in the U.S. financial markets and in our service territories.

Our 2021 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:                    Media Contact:
Travis Meyer (605) 978-2967                    Jo Dee Black (866) 622-8081
travis.meyer@northwestern.com                jodee.black@northwestern.com